Exhibit 15.3

March 18, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 16.F of Form 20-F of Knightsbridge Tankers Ltd. Form 20-F to be filed for the year ended 2010, and have the following comments:

1.	We agree with the statements made in the first and second paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the rest of the document including that:

i.	the change was recommended by the Audit Committee of the Board of Directors; and

ii.
during each of the two most recent fiscal years and through the date of their report, neither Knightsbridge Tankers Ltd., nor anyone on its behalf consulted with PricewaterhouseCoopers A.S. or any matter that was subject to disagreement, as that term is defined in Item 16.F of Form 20-F and the related instructions to Item 16.F of Form 20-F, or a reportable event, as that term is defined in Item 16.F of Form 20-F.

Yours truly,

/s/ MSPC
Certified Public Accountants and Advisors
A Professional Corporation
New York, New York

March 18, 2011